Exhibit 10.1

CONSULTING AGREEMENT

This Agreement is by and between John J. Garber (“Consultant”) and Perceptron, Inc. (“Company”) and is effective on the date of the last signature below (“Effective Date”).

Consultant has expressed to the Company his desire to retire in 2007. Based on this intention, effective January 19, 2007, Consultant will resign as the Company’s Vice President - Finance and Chief Financial Officer. Pursuant to the terms and conditions of this Agreement, the Company desires to obtain Consultant’s services as needed until December 31, 2007 to facilitate with the transition of his job functions to other individuals. Therefore, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Services and Payment. Consultant agrees to undertake and complete as requested the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2.  Ownership; Rights; Proprietary Information; Publicity.

a.  Company will own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as his agents and attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b.  Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep his personal copies of its compensation records and this Agreement.

c.  As additional protection for Proprietary Information, Consultant agrees that during the period over which he is (or is supposed to be) providing Services and for one year thereafter (i) Consultant will not encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

d.  If any part of the Services or Inventions is based on, incorporates or is an improvement or derivate of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.  Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (iii) Consultant has the full right to allow Consultant to provide the Company with the assignments and rights provided for herein.

4.  Termination. If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 10 days’ notice unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon 10 days’ notice, but, if (and only if) without cause, Company shall upon termination pay Consultant all unpaid amounts due for Services completed prior to notice of termination. Sections 2 (subject to the limitations on Section 2.c. stated therein) through Section 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

5.  Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold Company harmless for any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Consultant. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

6.  Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so without the written consent of Company shall be void.

7.  Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8.  Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

John J. Garber (Consultant)	Perceptron, Inc. (Company)

/s/ John J. Garber 1/5/07	By: /s/ A.A. Pease 1/5/07
Alfred A. Pease, President
Address: 47827 Halyard Drive	47827 Halyard Drive
Plymouth, MI 48170	Plymouth, MI 48170

EXHIBIT A

SERVICES

Until December 31, 2007, upon forty-eight hours notice by the Company, Consultant will be available Monday through Friday, 8:00 a.m. to 5:00 p.m., to the Company by phone and/or in person in the Company’s Plymouth headquarters, if necessary, related to any issues or questions involving his prior position as Vice President - Finance and Chief Financial Officer of the Company.

Consultant will be paid a fee of (i) $100.00 for each hour or (ii) $500.00 for each day of work payable within thirty (30) days after receipt of an invoice detailing the hours or days worked. Consultant understands that he will not be entitled to any benefits (health, dental, life, disability, vacation, etc.), unless specifically stated below, provided by Company to its employees.

Consultant will be entitled to expense reimbursement in accordance with the Company’s normal procedures. Consultant is to submit all expenses to the Company’s President, for his approval.

Consultant will be entitled to three weeks of earned vacation time and therefore Consultant’s last day on the Company’s payroll will be February 9, 2007.

Stock Options: Upon approval of this Agreement by the Management Development, Compensation and Stock Option Committee of the Board of Directors, all existing stock options that have not vested will immediately vest. Consultant will have until December 31, 2007 to exercise any vested stock options.